Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-112887

January 12, 2005

Prospectus Supplement No. 1
To the Prospectus Dated January 10, 2005

of

HEARTLAND OIL AND GAS CORP.

Relating to

22,305,693 Shares of Common Stock of Bulldog Technologies Inc.

This prospectus supplement supplements our prospectus dated January 10, 2005, relating to the sale by certain selling stockholders of up to 22,305,693 shares of common stock of Heartland Oil and Gas Corp. held by or issuable to the selling stockholders:

- 19,927,575 shares of our common stock which were issued on September 27, 2004 in connection with private placements; and

- 2,378,118 shares of our common stock which were issued upon the conversion of Series A Convertible Preferred Stock, which Preferred Stock was issued on January 13, 2004 in a private placement.

You should read this supplement in conjunction with the prospectus. This supplement is qualified by reference to the prospectus, except to the extent the information in this supplement supersedes the information contained in the prospectus.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued and the common stock issuable to them upon exercise of the share purchase warrants. Because the selling stockholders may offer all or only some portion of the 22,305,693 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of December 13, 2004, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder. None of the selling shareholders is a broker-dealer, or an affiliate of a broker-dealer to our knowledge.

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Name of Selling Stockholder and Position, Office or Material Relationship with Heartland	Number of Shares part of this Offering owned by the Selling Stockholder acquired in Private Placements (2)	Number of Shares part of this Offering acquired Upon Exercise of Series A Convertible Preferred Shares(3)	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
				# of Shares	% of Class
BayStar Capital II, L.P.(4)	500,000	358,400	858,400	Nil	Nil
North Sound Legacy Institutional Fund, LLC(5)		535,048	535,048	Nil	Nil
North Sound Legacy Fund LLC(5)		52,914	52,914	Nil	Nil
North Sound Legacy International Ltd.(5)		587,967	587,967	Nil	Nil
HEM Properties(6)	1,752,240	150,882	1,903,122	Nil	Nil
SDS Merchant Fund, LP(7)		692,907	692,907	Nil	Nil
Apollo Capital Management Group L.P.(8)	420,000		420,000	Nil	Nil
Apollo Microcap Partners L.P.(9)	280,000		280,000	Nil	Nil
BBT Fund, L.P.(10)	1,600,000		1,600,000	Nil	Nil
Brady Retirement Fund L.P.(11)	56,800		56,800	Nil	Nil
Bushido Capital Master Fund L.P. (12)	200,000		200,000	Nil	Nil
Castle Creek Technology Partners LLC(13)	333,333		333,333	Nil	Nil
Concentrated Alpha Partners, L.P. (14)	400,000		400,000	Nil	Nil
Cranshire Capital LP(15)	266,667		266,667	Nil	Nil
Crescent International Ltd.(16)	200,000		200,000	Nil	Nil
Dynamis Fund, Hot Issue Account(17)	2,000,000		2,000,000	Nil	Nil
Enable Growth Partners, LP(18)	200,000		200,000	Nil	Nil
ER Resources LP(19)	300,000		300,000	Nil	Nil
ER Value LP(19)	200,000		200,000	Nil	Nil
Frey Living Trust(20)	33,333		33,333	Nil	Nil
Gamma Opportunity Capital Partners, LP(21)	200,000		200,000	Nil	Nil
Gary Brennglass	125,000		125,000	Nil	Nil
Geary Partners(22)	252,900		252,900	Nil	Nil
Ironman Energy Capital, LP(23)	400,000		400,000	Nil	Nil
Irvin Capital International Ltd.(24)	53,333		53,333	Nil	Nil
Irvin Capital Partners III(24)	30,000		30,000	Nil	Nil
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Irvin Capital Partners, LP(24)	250,001		250,001	Nil	Nil
John Tognetti	200,000		200,000	Nil	Nil
Kellogg Capital Group LLC(25)	600,000		600,000	Nil	Nil
Atif Khan	51,000		51,000	Nil	Nil
GLG Investments PLC Sub-Fund(26)	50,000		50,000	Nil	Nil
GLG North American Opportunity Fund(26)	580,000		580,000	Nil	Nil
Omicron Master Trust(27)	333,334		333,334	Nil	Nil
Pemigewasset Partners L.P.(28)	190,000		190,000	Nil	Nil
Pemigewasset Partners Offshore(28)	76,667		76,667	Nil	Nil
Presidio Partners(29)	356,300		356,300	Nil	Nil
Prism Partners I, L.P.(30)	750,000		750,000	Nil	Nil
Prism Partners II Offshore Fund(30)	750,000		750,000	Nil	Nil
Robert Johnson Campbell	100,000		100,000	Nil	Nil
Heidi Harrer	26,667		26,667	Nil	Nil
543326 BC Ltd.(31)	60,000		60,000	Nil	Nil
Veredus Partners, L.P.(32)	750,000		750,000	Nil	Nil
Finwell & Co.(33)	137,100		137,100	Nil	Nil
Landwave & Co.(33)	858,700		858,700	Nil	Nil
Placer Creek Partners, L.P.(33)	268,100		268,100	Nil	Nil
Placer Creek Investors (Bermuda) L.P.(33)	165,400		165,400	Nil	Nil
Spindrift Partners, L.P.0.(33)	1,285,900		1,285,900	Nil	Nil
Spindrift Investors (Bermuda) L.P.(33)	1,552,100		1,552,100	Nil	Nil
Mac & Co.(33)	109,700		109,700	Nil	Nil
Global Natural Resources III(33)	623,000		623,000	Nil	Nil
TOTALS	19,927,575	2,378,118	22,305,693

(1) Assumes all of the shares of common stock offered are sold. Based on 50,070,347 common shares issued and outstanding on December 13, 2004.

(2) The number of shares of common stock listed as beneficially owned by such selling stockholder represents the number of shares of common stock part of this Offering that were issued pursuant to private placement transactions in September of 2004.

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(3) Represents the number of shares that are part of this Offering that were issued in exchange for our Series A Convertible Preferred Shares.

(4) Baystar Capital Management, LLC, the general partner of Baystar Capital II, LLP, exercises dispositive and voting power with respect to the shares of common stock that Baystar Capital II, LLP. own. Mr. Steven Derby, Mr. Lawrence Goldfarb and Mr. Steven Lamar are the managing members of Baystar Capital Management, LLC.

(5) North Sound Capital LLC, Investment Advisor for North Sound Legacy Fund LLC, North Sound Legacy Institutional Fund LLC, and North Sound Legacy International Ltd., exercises dispositive and voting power with respect to the shares of common stock that North Sound Legacy Fund LLC, North Sound Legacy Institutional Fund LLC, and North Sound Legacy International Ltd. own. Mr. Thomas McAuley is the sole managing member of North Sound Capital LLC.

(6) Howard Einburg exercises dispositive and voting power with respect to the shares of common stock that HEM Properties own.

(7) SDS Capital Partners, LLC, the general partner of SDS Merchant Fund, L.P., exercises dispositive and voting power with respect to the shares of common stock that SDS Merchant Fund, L.P. own. Mr. Steven Derby is the sole member of SDS Capital Partners, LLC.

(8) Bayshore Capital Corp., the general partner of Apollo Capital Management Group L.P, exercises dispositive and voting power with respect to the shares of common stock that Apollo Capital Management Group L.P. own. Kyle Krueger is the President of Bayshore Capital Corp.

(9) Apollo Capital Corp., the general partner of Apollo Microcap Partners L.P., exercises dispositive and voting power with respect to the shares of common stock that Apollo Microcap Partners L.P. own. Kyle Krueger is the President of Apollo Capital Corp.

(10) BBT-FW, Inc, the general partner of BBT Fund, L.P., exercises dispositive and voting power with respect to the shares of common stock that BBT Fund, L.P. own. William O. Reimann is the vice-president of BBT-FW, Inc.

(11) William Brady, the general partner of the Brady Retirement Fund L.P., exercises dispositive and voting power with respect to the shares of common stock that the Brady Retirement Fund L.P. own.

(12) Christopher Rossman, managing director, exercises dispositive and voting power with respect to the shares of common stock that Bushido Capital Master Fund L.P. own.

(13) Castle Creek Partners exercises dispositive and voting power with respect to the shares of common stock that Castle Creek Technology Partners LLC own. Daniel Asher is the managing partner of Castle Creek Partners.

(14) CAP-FW, Inc., the general partner of Concentrated Alpha Partners L.P., exercises dispositive and voting power with respect to the shares of common stock that Concentrated Alpha Partners L.P. own. William O. Reimann is the vice-president of CAP-FW, Inc.

(15) Downsview Capital, the general partner of Cranshire Capital L.P., exercises dispositive and voting power with respect to the shares of common stock that Cranshire Capital L.P. own. Mitchell P. Kopin is the President of Downsview Capital.

(16) Mel Craw and Maxi Breezi exercise dispositive and voting power with respect to the shares of common stock that Crescent International Ltd. own.

(17) Alexander H. Bocock, partner, exercises dispositive and voting power with respect to the shares of common stock that the Dynamis Fund, Hot Issue Account own.

(18) Brendan O'Neil exercises dispositive and voting power with respect to the shares of common stock that Enable Growth Partners L.P. own.

(19) ER Management, LLC, the general partner of ER Resources LP and ER Value LP, exercises dispositive and voting power with respect to the shares of common stock that ER Resources LP and ER Value LP own. Roland A. van Metzsch is the managing member of ER Management, LLC.

(20) Philip Frey exercises dispositive and voting power with respect to the shares of common stock that Frey Living Trust own.

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(21) Chris Rossman and Jonathan Knight exercise dispositive and voting power with respect to the shares of common stock that Gamma Opportunity Capital Partners, LP own.

(22) William Brady, the general partner, exercises dispositive and voting power with respect to the shares of common stock that Geary Partners own.

(23) G. Bryan Dutt, the managing director, exercises dispositive and voting power with respect to the shares of common stock that Ironman Energy Capital L.P. own.

(24) David M. Bunzell, general partner, exercises dispositive and voting power with respect to the shares of common stock that Irvine Capital International Ltd., Irvine Capital Partners III and Irvine Capital Partners, LP own.

(25) Nicholas Cappelleri, controller, exercises dispositive and voting power with respect to the shares of common stock that Kellogg Capital Group LLC own.

(26) GLG Partners LP exercises dispositive and voting power with respect to the shares of common stock that GLG Investments PLC SubFund and GLG North American Opportunity Fund own. Noam Gottesman is the Managing Director of GLG Partners LP.

(27) Bruce Bernstein, managing partner, exercises dispositive and voting power with respect to the shares of common stock that Omicron Master Trust own.

(28) James B. Vose, the managing member of the general partner, exercises dispositive and voting power with respect to the shares of common stock that Pemigawasset Partners L.P. and Pemigawasset Partners Offshore own.

(29) William Brady, the general partner of Presdio Partners, exercises dispositive and voting power with respect to the shares of common stock that Presidio Partners own.

(30) Jerald M. Weintraub, manager, exercises dispositive and voting power with respect to the shares of common stock that Prism Partners I, L.P. and Prism Partners II Offshore Fund own.

(31) Jamie Walker exercises dispositive and voting power with respect to the shares of common stock that 543326 B.C. Ltd. own.

(32) Veredus Asset Management LLC, the general partner of Veredus Partners L.P. exercises dispositive and voting power with respect to the shares of common stock that Veredus Partners L.P. own. James R. Jenkins is the Vice - President and Chief Operating Officer of Veredus Asset Management LLC.

(33) Wellington Management Company, LLP, exercises dispositive and voting power with respect to the shares of common stock owned by Finwell & Co., Landwave & Co., Placer Creek Partners L.P., Placer Creek Investors (Bermuda) L.P., Spindrift Partners L.P., Spindrift Investors (Bermuda) L.P., Mac & Co. and Global Natural Resources III. Julie A. Jenkins is the Vice-President and Counsel of Wellington Management Company, LLP.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.